STOCK EXCHANGE AGREEMENT

     THIS STOCK EXCHANGE AGREEMENT (" Agreement") is made this 10th day of May, 2002, by and among Peoplesway.com, Inc., a Nevada corporation ("Purchaser"), iNet Worldwide, Inc., a North Carolina corporation ("iNet").

     RECITALS

     A. iNet is engaged in the business of providing capital to fund the startup operations of Purchaser and to assist DRM and its subsidiaries with funding for product and operations;

     B. Purchaser desires to acquire iNet's business in accordance with the terms and conditions of this Agreement in a transaction designed and intended to meet the requirements of Section ("'") 368(a)(l)(A) and '368(a)(2)(D) of the Internal Revenue Code of 1986, as amended ("Code"), and as a result of such transaction iNet shall be a wholly owned subsidiary of the Purchaser.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Certain Definitions The definitions set forth below shall apply to the meaning of the terms as used throughout this Agreement. All other capitalized terms shall have the meaning as defined in other sections of this Agreement.

     1.1 "Affiliate" shall mean with reference to a particular Person (i) any Person, directly or indirectly, owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of such particular Person;
(ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote by such particular Person; or (iii) any Person, directly or indirectly, controlled by, controlling or under common control with such particular Person.

     1.2     "Agreement" shall mean this Stock Exchange Agreement .

     1.3 "Closing" shall mean the consummation of the transactions contemplated by this Agreement.

     1.4 "Closing Date" shall mean the date on which the Closing occurs pursuant to Section 2.4 hereof.

     1.5 "Commission" shall mean the United States Securities and Exchange Commission.


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     1.6     "Peoplesway Common Stock" shall mean the $.001 par value voting common stock of Purchaser .

     1.7 "iNet" shall mean iNet Worldwide, Inc., a North Carolina corporation.

     1.8 "iNet Stock" shall mean the voting common stock, with zero par value, of iNet, which is the only authorized capital stock of iNet.

     1.9 "Marketable Title" shall mean a title that is free of encumbrances and any reasonable doubt as to its validity, and such that a reasonable and prudent person engaged in the business of the ownership, development and operation of any of the assets to which this term applies as provided in this Agreement, with the knowledge of all the facts and their legal bearing, would be willing to accept in the exercise of ordinary business prudence.

     1.10 Permitted Encumbrances. The following liens, charges, and other encumbrances of a similar nature are collectively referred to in this Agreement as the "Permitted Encumbrances" with respect to the properties and assets of iNet:

     1.10.1 Tax Liens. Liens for current state or local property taxes not yet due and payable or subject to penalties.

     1.10.2 Immaterial Violations of Law. Zoning ordinances, building laws, restrictions, regulations, and rules imposed by governmental authorities, if any, none of which is materially violated by existing buildings and land uses by iNet.

     1.10.3 Governmental Assessments. Any assessment for local benefits levied by any governmental authority and not now a lien upon all or any portion of such real property; provided, however, iNet does not know or have reason to know of any such assessment.

     1.10.4 Liens Released Prior to Closing. Liens of carriers, warehousemen, mechanics, laborers, materialmen and other like statutory liens in existence less than 120 days from the date of creation thereof, all of which shall be satisfied and released on or prior to the Closing Date.

     1.10.5 Encumbrances of Leasehold Properties. Any mortgage, deeds of trust or other encumbrances on leasehold properties which iNet is leasing from a third party which is the owner of the property being leased by iNet subject to any such encumbrance.


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1.10.6     Property Restrictions Not Impairing Value. Liens, easements, rights-of-way, restrictions, servitude, permits, conditions, covenants, exceptions, reservations, and other similar encumbrances which are incurred in the ordinary course of business or existing on property and which appear of public record in the records maintained by the appropriate local or state governmental authority and which do not materially impair the value of the assets of iNet or interfere with the ordinary conduct of iNet's business or its rights to its assets.

     1.11 "Person" shall mean an individual, partnership, corporation, trust, limited liability company, unincorporated organization, association or joint venture or a government, agency, political subdivision or instrumentality thereof.

     1.12     "Purchaser" shall mean Peoplesway.com, Inc., a Nevada corporation.

     1.13 "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     All other capitalized terms shall have the meanings as specified elsewhere in this Agreement.

     2.     The Exchange and Consideration

     2.1 Exchange Consideration. On the Closing Date, the shares of iNet Stock owned by the iNet shareholders, consisting of a total of one million (1,000,000) shares of iNet Stock, which constitutes one hundred percent (100%) of the issued and outstanding shares of iNet's capital stock, subject to the provisions of this Agreement, shall be delivered by all of the Shareholders of iNet for surrender to the Purchaser and exchanged for the Consideration ("Exchange Consideration") as follows:

     2.1.1     Peoplesway Stock. Subject to the provisions of Sections 2.1.3 and
6.4 of this Agreement, the shares of iNet Stock held by the shareholders of iNet shall be exchanged for, converted into and become one million (1,000,000) shares of Peoplesway Common Stock ("Stock Consideration") which shall be issued by Purchaser to the Shareholders of iNet;

     2.1.2     Peoplesway Warrants.     In addition, the iNet shareholders shall
also receive a warrant to purchase the same number of shares of Peoplesway Common Stock as received in exchange for iNet shares. The exercise price of such warrants shall be $.50 for Peoplesway Common Stock. The warrant shall terminate at the end of business on February 28, 2003.

     2.1.3 Reduction in Stock Consideration. To the extent that any shareholders of iNet Stock exercise their dissenter's rights as provided in
Section 6.4 of this Agreement and receive cash in lieu of the issuance of shares of Peoplesway Common Stock in exchange for their iNet Stock, the number of shares of Peoplesway Common Stock which it shall be required to exchange under this Agreement shall be reduced by one share of Peoplesway Common Stock for each share of iNet Stock for which dissenter's rights have been exercised;

2.1.4 Allocation of Peoplesway Stock. Such shares of Peoplesway Common Stock shall be divided and issued to the shareholders of INet in proportion to their respective ownership interests in the iNet Stock, as set forth in Exhibit A attached to this Agreement.

     2.2 Shareholder Approvals. Subsequent to the date of this Agreement and prior to the Effective Time, the parties hereto shall use their best efforts to obtain the requisite shareholder approval as required under their respective Certificates or Articles of Incorporation and Bylaws and under Nevada and North Carolina law as follows:

     2.2.2 iNet Approval. iNet's board of directors at a special meeting, duly called pursuant to notice, shall approve and shall duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") to consider and vote upon the approval and adoption of this Agreement or shall seek the requisite written consent of its shareholders, all in accordance with North Carolina law and its Certificate of Incorporation and Bylaws. iNet shall hold the Special Meeting or obtain such written consent as soon as practicable prior to or after the date of this Agreement.

     2.3     Closing.   The Closing Date shall occur on that date which is on or
before thirty (30) days after any and all required conditions and approvals, including any required approval of the shareholders of Purchaser; but in no event later than August 31, 2002. Purchaser and iNet will use their best efforts to close as soon as possible following the execution of this Agreement. In the event that the Closing Date falls on a Saturday, Sunday or federal holiday, then the next succeeding date which is not a Saturday, Sunday or federal holiday shall be the Closing Date. The Closing shall take place at the offices of Peoplesway, at 11:00 a.m. Eastern Daylight Time on the Closing Date, or at such other time or place as mutually agreed by the parties to this Agreement. Such Closing may be accomplished by facsimile transmission of Closing Documents and facsimile signatures, provided that the original of such signed documents are transmitted to the party or parties entitled to receive such documents within three (3) business days following the Closing Date. The Closing shall be effective as of the close of business of the Closing Date. At the Closing, (a) iNet will deliver to the Purchaser the various certificates and instruments and documents referred to in Section 9.1 of this Agreement, (b) Purchaser will deliver to iNet the various certificates, instruments and documents referred to in Section 9.2 of this Agreement, and (c) Purchaser will deliver to the shareholders of iNet in the manner provided below in Section 9.2.1 the Stock Certificates evidencing the Stock Consideration, subject to the provisions of Sections 2.1.3 and 6.4 of this Agreement.

     2.4     Effect on Capital Stock.

     2.4.1     Conversion of iNet Stock.    At the Effective Time, iNet or the
holders of any of their securities, all of the issued and outstanding shares of iNet Stock immediately prior to the Effective Time, held by the shareholders of iNet shall be delivered for surrender to the Purchaser on the Closing Date and at the Effective Time converted into the right to receive all of the shares of Peoplesway Common Stock payable under this Agreement as provided in Section 2.1 of this Agreement.

     2.4.2     Cancellation of iNet Stock Certificates.   The certificate or
certificates representing iNet Stock shall, after the Effective Time, cease to have any rights with respect to such shares of iNet Stock except the right to the issuance of the number of shares of Peoplesway Common Stock as provided in Exhibit A attached to this Agreement or the payment of cash, to the extent provided in Section 2.1.3 of this Agreement, for such iNet Stock upon the surrender of such certificate or certificates in accordance with this Section
2.4 of this Agreement.

     2.4.3     Cash Payment for iNet Stock.     Payment by the Purchaser shall
be made with respect to the iNet Stock in the manner and only to the extent provided in Sections 2.1.3 and 6.4 of this Agreement and except as so provided the Purchaser shall have no obligations to purchase any additional shares of the iNet Stock in exchange for the payment of cash.

     2.4.4 Subsequent Transfer: Lost. Stolen or Destroyed Certificates. After the Effective Time, there shall be no transfer on the stock transfer books of the Purchaser of shares of iNet Stock that were registered as outstanding immediately prior to the Effective Time. If any registered certificate for iNet shall have been lost, stolen or destroyed the Purchaser, upon making of an affidavit signed by the Person claiming such certificate to have been lost, stolen or destroyed and setting forth the facts and other information relating to such loss or destruction shall, subject to the provisions of this Section 2.4.4, deliver a stock certificate for the appropriate number of shares of Peoplesway Common Stock in exchange for and conversion of, the iNet Stock represented by such certificate in accordance with Section 2.1 of this Agreement to the Person(s) legally entitled thereto. The Purchaser, in the sole discretion of its board of directors and as a condition precedent to the delivery of the shares of Peoplesway Common Stock in exchange for, and conversion of, the shares of iNet Stock represented by such certificate, may require the owner of such lost, stolen or destroyed certificate to provide a bond or other security in such sum as it reasonably may direct as indemnity against any claim that may be made against the Purchaser with respect to the certificate alleged to have been so lost, stolen or destroyed.

     2.4.6 Dissenting Shares. As provided in Section 6.4 of this Agreement and subject to the limitations as to the number of shares of iNet Stock exercising such rights as provided in Section 6.4 of this Agreement, the shareholders of iNet shall be entitled to exercise their dissenter's rights under the applicable provisions of the North Carolina General Corporation Law as amended relating to their rights to an appraisal of the shares of iNet Stock held by each of them.

     2.4.7 Tax Free Exchange. Notwithstanding anything to the contrary in this Agreement, no actions shall be taken or payments made which would disqualify this transaction from tax free treatment under Section 368(a)(1)(A) and Section(a)(2)(D) of the Code.


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     3.     Representations and Warranties of iNet.    iNet represents and
warrants to the Purchaser, as of the date of this Agreement and as of the Closing Date, as follows:

     3.1 Incorporation and Corporate Status. iNet is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina with full corporate power and authority to own, operate and lease its properties and its interests in properties (including its interests in oil and gas properties) and to carryon its business as now being conducted. iNet is qualified to do business and is in good standing in all jurisdictions where its properties, assets and/or activities and operations so require, which states are listed in Schedule 3.1 attached to this Agreement, except where the failure to qualify would not have a material adverse effect on iNet. Accurate, correct and complete copies of iNet's Certificate of Incorporation and all amendments thereto and restatements thereof, and INet's Bylaws and all amendments thereof and restatements thereto, certified as accurate, correct and complete by the Secretary of iNet, are set forth in Schedule 3.1(a) attached to this Agreement.

     3.2     Binding Agreement.    This Agreement, executed by iNet, constitutes
the valid and binding obligation of iNet enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, general principles of equity or similar laws affecting the rights of creditors generally, and will not conflict with, cause a breach, violate or be in contravention of or result in a default under iNet's Certificate of Incorporation or any other organizational or governing instrument of iNet, or of any material Contract, Lease, indenture} promissory note} agreement, mortgage or other instrument to which iNet is a party or by which any of its assets or property is bound or affected or any law, rule, License, Permit, regulation} judgment, decree or order of any court, agency or other authority to which jurisdiction iNet is subject. No consent of any third party is required for iNet to enter into this Agreement. All corporate action necessary for the approval and/or ratification of this Agreement has been taken or will have been taken on or before the Closing.

     3.3 Authorized Stock. The only authorized capital stock of iNet is one million (1,000,000) shares of its zero par value common stock, of which, as of the date of this Agreement, one million (1,000,000) shares of iNet Stock are issued and outstanding. The shareholders of iNet own such number of shares of the issued and outstanding iNet Stock as set forth in Exhibit A attached to this Agreement. The information relating to the names, addresses and social security numbers of the shareholders of iNet as set forth in Exhibit A is accurate, complete and correct according to iNet's records. To the best knowledge of iNet, no other Person has any legal or beneficial ownership interest in and to any shares of the iNet Stock, except as noted on Exhibit A.

     3.4 Stock Fully Paid. All issued and outstanding shares of the iNet Stock have been duly authorized and validly issued and are fully paid and non-assessable. As of the date of this Agreement, there are not, and as of the Closing Date there will not be, any (i) options, warrants, purchase rights, subscription rights or other contract rights or commitments} stock appreciation rights, phantom stock or other any rights to purchase any shares of the iNet Stock or any debt or securities convertible into such shares or (ii) obligations of iNet, contractual or contingent, to issue any such options} warrants, rights or shares.

     3.5 Ownership of Securities.   As of the date hereof, record ownership of
the iNet Stock is held one hundred percent (100%) by the shareholders of iNet and each such shareholder owns of record and beneficially the number of shares set forth opposite such Shareholder's name in Exhibit A attached to this Agreement} except as noted on Exhibit A.

     3.6 Title. To the best knowledge of iNet, the other shareholders of iNet have Marketable Title to the shares of the iNet Stock to be transferred pursuant to the terms of this Agreement and such shares at the Closing will be delivered to the Purchaser, free and clear of all pledges, liens, security interests, encumbrances} equities, claims or other restrictions (other than restrictions imposed under the Securities Act), and such shareholders have full power and authority to consummate the transactions described in this Agreement.

     3.7 No Other Agreements. iNet has not entered into any agreement (other than this Agreement) with any Person providing for (i) the sale, lease, exchange or other disposition of any of iNet's properties or assets, except in the ordinary course of its business; or (ii) the sale, hypothecation, transfer, assignment or other disposition of the ownership, direct or indirect, of any of the shares of the iNet Stock.

     3.8 Financial Representations. Attached hereto as Schedule 3.8 are a Balance Sheet, Statement of Income (Loss and Deficit) and Statement of Changes in Financial Position (including notes to such financial statements) as of December 31, 2001, and for the seven (7) month period ended July 31, 2002 (collectively the "Financial Statements"). The Financial Statements have been prepared in accordance with federal income tax basis principles applied on a consistent basis, except as disclosed therein, and present the financial position of iNet on an income tax basis as of December 31, 2000 and as of December 31, 2001 ("Financial Statement Date") and the results of operations for the seven (7) month period which ended on the Financial Statement Date and for the twelve (12) month period ended December 31, 2001. The year-end statement has been reviewed by independent public accountants, but the December 31, 2001 statement has not been reviewed. Purchaser may, at its expense, audit the financial statements prior to Closing, and iNet shall offer reasonable assistance and access to its financial records during the audit process.

     3.9 No Liabilities. Except as disclosed or reflected in the Financial Statements, or as set forth in Schedule 3.9 attached to this Agreement, iNet has no, and as of the Closing Date, will not have any, material liabilities or obligations of any nature (whether accrued, absolute, contingent, and due or to become due) other than liabilities and obligations currently averaging with respect to the domestic properties not in excess of $100 per month arising under leases, operating agreements and other agreements to which iNet is a party, or to which it or its assets are subject, which to the extent that the current liabilities or obligations exceed individually or in the aggregate such dollar amount are described in detail in Schedule 3.9 attached to this Agreement.

     3.10     No Change In Financial Condition.    Except as set forth in
Schedule 3.10 attached to this Agreement, since the Financial Statement Date, there has not been, and iNet does not know of (i) any event, condition or state of facts that has resulted or may reasonably be expected to result in any material adverse change in the financial condition, business, sales, income, properties, assets or liabilities of iNet from that shown on the Financial Statements; or (ii) any material adverse change with respect to any contracts to which iNet is a party or any event, circumstance, fact or other occurrence which may result in any material adverse change to the financial condition, business, sales, income, properties or assets of iNet; or (iii) any transfer, removal or other disposition of the assets and properties of iNet not in the ordinary course of business or any material damage, destruction or loss to its properties, assets or business of iNet, whether or not covered by insurance, as the result of any fire, explosion, accident, casualty, labor disturbance or interruption, requisition or taking of property by any governmental body or agency, flood, embargo, or act of God or the public enemy, or cessation, interruption or diminution of operations, which has materially and adversely affected or impaired or which may be reasonably expected to materially or adversely affect or impair the conduct of iNet's operations or business; or (iv) any labor trouble other than routine grievances (including, without limitation, any negotiation, or request for negotiation, for any representation or any labor contract) or to the knowledge of iNet any event or condition of any character which has materially and adversely affected or which may be reasonably expected to materially and adversely affect or impair the conduct of iNet's operations or business; or (v) any declaration, setting aside or payment of any dividend, or any distribution, in respect of the iNet Stock; or (vi) any redemption, purchase or other acquisition by iNet of any shares of the iNet Stock; or (vii) any significant loss of customers of iNet.

     3.11     Certain Tax Matters.   iNet has, or shall have, prepared and duly
filed all federal, state, county and local income, franchise, use, real property and personal property tax returns and reports required to be filed as of the date of this Agreement, and which shall be required to be filed on or before the Closing Date, with respect to iNet and has, or shall have duly paid, withheld (or reserved for) all taxes, penalties and other governmental charges required to be paid, as of such dates, that have been assessed or levied against or upon it or its properties, assets, income, franchises, licenses or sales, including, without limitation, all income taxes, gross receipt taxes, ad valorem taxes, property taxes, and production taxes or to the extent that they relate to periods on or prior to the Financial Statement Date are reflected as a liability on the Financial Statements, or if not paid, is contesting such amounts in good faith by the appropriate proceedings. In the event iNet is contesting such amounts in good faith, iNet has established a reserve sufficient to satisfy the assessment or levy being contested and such reserve account shall be transferred to Purchaser at Closing. In connection with the business currently conducted by iNet, iNet does not know of any proposal by any taxing authority for additional taxes or assessments against or upon iNet. All monies required to be withheld by iNet from employees for income taxes, social security and unemployment insurance taxes have, as of the date of this Agreement, been collected or withheld, and as of the Closing Date shall have been collected and withheld, and either paid to the appropriate governmental agencies or set aside in cash for such purpose. iNet has not entered into any agreement or arrangement for the extension of time or the assessment of any tax or tax delinquency, nor has iNet received any outstanding or unresolved notices from the Internal Revenue Service or any taxing body of any proposed examination or of any proposed deficiency or assessment or of any tax returns or tax liabilities due and payable. iNet is not a United States real property holding corporation within the meaning of '897(c)(2) of the Code. iNet has or will within ten (10) days of the date of this Agreement, deliver to Purchaser an accurate, correct and complete copy of each return or statement, if any, filed by, on behalf of, or including, iNet for federal income tax purposes or state and local income franchise tax purposes for the last three (3) tax years of iNet or for such period as iNet has been in existence. All material elections with respect to the taxes affecting iNet as of the date of this Agreement are set forth in Schedule 3.11. After the date hereof, no written election permitted under federal, state or local income, property, franchise or other tax laws, ordinances, codes, rules or regulations will be made by iNet without Purchaser's express written consent.

     3.12 Financial Disclosure. iNet has made or will make available to Purchaser all information known to iNet with respect to (i) accounts, borrowing resolutions and deposit boxes maintained by iNet at any bank or other financial institution and the account numbers and the names and addresses of all of the Persons authorized to effect transactions in such accounts and pursuant to such resolutions and with access to such boxes; and (ii) the names of all Persons holding general or special powers of attorney from iNet and a summary of the terms thereof.

     3.13 Real Property. Schedule 3.13 attached to this Agreement lists and describes all real property that iNet owns and the name of the owner of record thereof. As to each parcel of real property and the improvements located thereon except as described in Schedule 3.13 attached to this Agreement:

     3.13.1 iNet has Marketable Title to such parcel, free and clear of any deed of trust, mortgage, lien, easement, covenant, restriction or other encumbrance other than Permitted Encumbrances;

     3.13.2 No Proceedings. There are no pending, or to the best of the knowledge of iNet, threatened, condemnation proceedings, lawsuits, or administrative actions relating to the property nor other matters pending or threatened which materially and adversely affect or will affect the current use, occupancy, or value of such property;

     3.13.3 No Leases. Except as described in Schedule 3.13.5 attached to this Agreement, there are no leases, subleases, licenses, concessions, or other agreements, whether written or oral, granting to any Person or Persons the right to use or occupy any portion of such parcel of real property;

     3.13.4 No Third Party Rights. There are no outstanding options or rights of first refusal to purchase such parcel of real property, or any portion thereof or any interest therein;

     3.13.5 No Other Possessor Rights. Other than iNet and the Lessors under the leases described in Schedule 3.13.5 attached to this Agreement, there are no Persons in possession of such real property;

     3.14 All Assets. The properties and assets of iNet as of the date of this Agreement include, and as of the Closing Date shall include, (i) all properties and assets, whether or not reflected on the balance sheet included in the Financial Statements, including, without limitation, Licenses, Permits, Leases, Contracts, customer lists, goodwill and any other tangible or intangible assets disclosed in the Schedules attached to this Agreement, and (ii) assets and properties acquired by iNet after the Financial Statement Date and on or before the date of this Agreement and the Closing Date in the ordinary course of business or as disclosed in the Schedules attached to this Agreement, other than such properties and assets as shall have been transferred or otherwise disposed of by iNet in the ordinary course of business.

     3.15 Stock Transfer Records and Minute Books. The stock transfer records and corporate minute books of iNet will be furnished to the Purchaser at least ten
(10) days prior to the Closing Date and will be complete and correct in all respects. The minute books will accurately reflect all meetings, consents and other actions of the shareholders and Board of Directors of iNet since its incorporation.

     3.16 Indefeasible Title. Except for Permitted Encumbrances (as defined in Section 1.9 of this Agreement), and as set forth in Schedule 3.16 attached to this Agreement, iNet has Marketable Title to all of its assets and properties, including fee interests in real property and title to all its other properties and assets owned as of the date of this Agreement and as of the Closing Date, free and clear of all mortgages, liens, pledges, charges, claims (real or asserted) or encumbrances of any nature whatsoever, reorganization, readjustment of debt, moratorium, general principles of equity or other laws of general application related to or affecting the enforcement of creditor's rights generally. iNet has not received notice or have any reason to know, of any claim to material default under any such Leases. iNet has Marketable Title to the mineral interests described on Schedule 3.16 free and clear of all security interests, claims, liens and encumbrances of any nature, other than Permitted Encumbrances.

     3.17     Insurance.    Schedule 3.17 attached to this Agreement sets forth,
as of the date hereof, an accurate and complete list and brief description of the terms of all policies of insurance carried by iNet and designating iNet as the insured thereunder. The description of each policy consists of a description of the subject property, the insurance coverage, the deductibles and the additional insureds. iNet will make available to Purchaser an accurate and complete copy of all such insurance policies. Except as set forth in Schedule 3.17, to the best of the knowledge iNet, no insurance carrier has refused any application for insurance by iNet or any other Person on behalf of iNet with respect to any of its properties or assets.

     3.18 Intellectual Property Rights. Schedule 3.18 attached to this Agreement sets forth, as of the date of this Agreement and as of the Closing Date, an accurate, correct and complete list of all letters patent, patent applications, trademarks, service marks, trade names, brands, logos, copyrights and license agreements or Licenses both domestic and foreign, and rights with respect to the foregoing, whether or not registered or registrable with any governmental authority, now owned or used by iNet. iNet has not received notice, or otherwise have any reason to know, of any claimed or threatened infringement of the rights of others with respect to any patents, trademarks, service marks, trade names, brands, logos, copyrights and license agreements or Licenses used or owned by iNet, the loss of which would have a material adverse effect upon the business, operations, assets or financial condition of iNet.

     3.19 No Litigation. Except as set forth in Schedule 3.19 attached to this Agreement, there are no existing or pending, or to the best of the knowledge of iNet, threatened, suits, actions, claims, or litigation, administrative, arbitration or other proceedings or governmental investigations or inquiries to which iNet is a party with respect to or arising in connection with the properties, operations, affairs, transactions ,or agreements relating to iNet or to which any of its properties or assets are subject.

     3.20     No Violation of Laws or Regulations.  Except as set forth in
Schedule 3.20 attached to this Agreement, to the best knowledge of iNet, iNet has materially complied with, and is not in any material respect in default under or in violation of or has failed to comply with any laws, ordinances, requirements, regulations or orders applicable to its operations, businesses, affairs and properties, nor is iNet in violation of or in default of any order, writ, injunction, judgment or decree of any court, arbitrator, or federal, state or local governmental department, office, commission, authority, board, bureau, agency or other instrumentality issued or pending against iNet which might adversely affect the ability of iNet or the shareholders of iNet to execute, deliver and perform their obligations under this Agreement or to consummate the transactions contemplated under this Agreement or which challenges or seeks to prevent, enjoin, alter or materially delay any such transactions. iNet has not received notice, or otherwise have any reason to know, of any claimed default or violation with respect to any of the foregoing. There have been no illegal payments, kickbacks, bribes or political contributions made by iNet to any Person, entity or governmental or regulatory body in the United States or any foreign country or political subdivision.

     3.21 Approvals. There are no approvals, authorizations and consents ("Approvals") necessary or required to be obtained by iNet to enter into this Agreement or for the consummation of the transactions contemplated hereby.

     3.22 Labor Agreements. There are (i) no collective bargaining agreements between iNet and any labor union or other representative of employees, including arrangements, agreements, amendments, supplements, letters and memoranda of understanding of all kinds and (ii) no employment or consulting contracts which are not terminable at will, without penalty, to which iNet is a party.

     3.23     Contracts.   Schedule 3.23 attached to this Agreement sets forth,
as of the date of this Agreement and as of the Closing Date, accurate, correct and complete lists of the following:

     3.23.1     Material Contracts.    Except for the Leases and Licenses, all
agreements, contracts, arrangements, commitments, understandings or obligations, oral or written, of iNet which are to be performed in whole or in part on or after the date hereof and which require or may require, based upon payments made in the past year, the payment by iNet in an amount, or under which iNet is required or may be required to provide goods or services of a value greater than one thousand dollars ($1,000) at any time within the twelve (12) month period following the date of this Agreement;

     3.23.2 Contracts Restricting Competition. Any agreement to which iNet is a party or by which its properties or assets are bound that limits the freedom of iNet to compete in any line of business or with any Person; and

     3.23.3 Contracts with Affiliates. All other agreements, contracts, arrangements, commitments, understandings or obligations, oral or written (other than oral contracts of employment), between iNet, on the one part, and one or more or all of the shareholders of iNet or any other officer or director of iNet, on the other part, or in which any of such persons or entities has any financial interest, direct or indirect (including, without limitation, any agreements affecting iNet's properties or assets and agreements to make loans). Prior to the Closing Date, iNet shall have furnished to, or shall have made available for inspection by, Purchaser a copy of each agreement, contract, arrangement, commitment or obligation set forth on Schedule 3.23, attached to this Agreement, and, any other contracts to which iNet is subject, copies of which are located in iNet's files and other records to which iNet is a party. Collectively the contracts, agreements, arrangements, commitments or obligations set forth in this Section 3.23 and listed in Schedule 3.23, attached to this Agreement, are referred to throughout this Agreement as the "Contracts." Each such Contract is in full force and effect as of the date of this Agreement and as of the Closing Date, except as described in Schedule 3.23, iNet has performed and shall have performed in all material respects all of the obligations under each Contract required to be performed by it as of the date of this Agreement and as of the Closing Date and no such Contract is in default, nor has any event occurred, which with the passage of time or giving of notice or both, will result in the occurrence of a default under any such Contract.

     3.24 Employees. iNet is not a party to any agreement, Contract, arrangement, plan, commitment or understanding which has resulted or would result, upon the consummation of the transactions contemplated under this Agreement or otherwise, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code '280G nor is iNet obligated to pay any severance arrangements with any current or former employees of iNet. There are no employees of iNet who have employment contracts or employee benefit rights which cannot be terminated upon reasonable notice, except to the extent employment benefit rights must be continued as required by state and federal law.

     3.25 Environmental Matters. Except as set forth in Schedule 3.25 attached to this Agreement, iNet, as to those properties and interests therein operated, owned or controlled by iNet, has duly complied with, and as of the Closing Date shall have complied with, and the operation of its business, equipment and other assets in, under, on or in connection with the facilities owned or leased by iNet are in compliance with and on the Closing Date shall be in compliance with the provisions of all applicable federal, state and local environmental, health and safety laws, statutes, ordinances, rules and regulations of any governmental or quasi governmental authority relating to (i) omissions or failure to comply with environmental, health and safety laws, rules and regulations, (ii) discharges, release or seepage to surface water or ground water, (iii) solid or liquid waste disposal, (iv) the use, storage, generation, handling, transport, discharge, release or disposal of toxic or hazardous substances or waste, or (vi) other environmental, health or safety matters, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Authorization Act of 1986; the Occupational Safety and Health Act, as amended; the Resource Conservation and Recovery Act of 1976; the Federal Water Pollution Control Act of 1970, as amended: the Safe Drinking Water Act of 1974; the Toxic Substances Control Act of 1976; the Emergency Planning and Community Right to Know Act of 1986, as amended; and the Clean Air Act, as amended; the Federal Water Pollution Control Act, as amended; the Oil Pollution Act of 1990, as amended; the Rivers and Harbors Act of 1899; the Hazardous and Solid Waste Amendments Act of 1984, as amended; and the Hazardous Materials Transportation Act, as amended (collectively "Environmental and Health Laws"). To the best knowledge of, there are no investigations, administrative proceedings, judicial actions, orders, claims or notices which are pending, anticipated or threatened against iNet, relating to violations of the Environmental and Health Laws. Except as set forth in Schedule 3.25 attached to this Agreement, iNet has not received a notice of, and does not know or have any reason to suspect, any facts which might constitute a violation of any Environmental or Health Laws which relate to the use, ownership or occupancy of any property or facilities used by iNet in connection with the operation of its business or any activity of iNet's business which would result in a violation or threatened violation of any Environmental or Health Laws.

     3.26     Stock Representations.    Subject to the rights of the
shareholders of iNet under Section 2.4 of this Agreement and as provided in the Shareholder Certificate attached to this Agreement as Exhibit xyz , the shareholders of iNet shall represent as of the Closing Date whether they (i) are not "underwriters" within the meaning of Section 2(11) of the Securities Act;
(ii) are either accredited investors within the meaning of Rule 501(a) of Regulation D as promulgated under the Securities Act of 1933, as amended ("Securities Act") or sophisticated investors within the meaning of the judicial and regulatory rulings and interpretations of Section 4(2) of the Securities Act and Rule 506(b)(2)(ii) of Regulation D as promulgated under the Securities Act (or if any such shareholder is not sophisticated he or she is represented by a "purchaser representative" within the meaning set forth in Rule 501(h) of the Securities Act); (iii) agree and acknowledge with regards to any offer or sale of the Peoplesway Common Stock following the Closing Date to (a) comply with Rule 144 and, with Rule 145(d), as shall be applicable, (b) comply with any other exemption from registration under the Securities Act, or (c) offer and sell their shares of Peoplesway Common Stock pursuant to an effective registration statement under the Securities Act; (v) agree that they will not offer, sell, pledge, hypothecate, transfer, assign or otherwise dispose of any such shares of Peoplesway Common Stock unless such offer, pledge, hypothecation, transfer, assignment or other disposition shall comply with either Rule 145 or Rule 144, as the case may be, of the Securities Act or be registered or be exempt from registration under the Securities Act and all applicable federal and state securities laws; and (vi) agree and acknowledge that the stock certificates representing the shares of Peoplesway Common Stock which will be acquired by the shareholders of iNet under this Agreement will contain a legend restricting the transferability of the shares Peoplesway Common Stock as provided herein and that stop order instructions may be imposed by the Purchaser's transfer agent restricting the transferability of such shares. Prior to seeking the approval of its shareholders of this Agreement and the transaction contemplated hereby, iNet shall prepare and deliver to its shareholders a disclosure statement providing the information as required by
Section 6.16 of this Agreement. iNet represents that such information concerning iNet shall be accurate, correct and complete in all material respect to enable the shareholders of iNet to make an informed investment decision as to the transactions contemplated under this Agreement.

     3.27 Accounts Receivable. All of the accounts receivable of iNet as disclosed in the Financial Statements constitute valid receivables deemed collectible, have been incurred in the ordinary course of business consistent with past practices and, to the knowledge of iNet are collectible in the ordinary course of iNet's business. Except to the extent of the reserve for bad debts or doubtful accounts as set forth in the Financial Statements attached to the Agreement as Schedule 3.8, such accounts receivable are not subject to any setoffs or counterclaims. No part of such accounts receivable is contingent upon the performance by iNet of any obligation, and no agreements for deduction or discounts have been made with respect to any part of such receivables.

     3.28     Payables.   The list of itemized accounts payable of iNet, as
shown on Schedule 3.28 as of July 31, 2002 attached to this Agreement, represent a complete list of all of iNet's accounts payable to its creditors, are accurate, correct and complete, and except as set forth in Schedule 3.27.2 attached to this Agreement are not currently in default, as of the date of this Agreement and shall be accurate, correct and complete, and shall not be in default, as of the Closing Date. iNet shall not incur any additional accounts payable between the date of this Agreement and the Closing Date, other than in the ordinary course of business, without Purchaser's express written consent, except fees and expenses of professionals performing services in connection with this Agreement and the transactions contemplated under this Agreement which shall not exceed $100.

     3.29 Employee Benefit Matters. iNet has no employee benefit plans, agreements, arrangements or understandings of any kind, whether written or oral, which would require iNet to fund, reserve or provide benefits or payments of any kind or nature to any former employee or agents.

     3.30 Directors and Officers. Attached to this Agreement is an accurate, correct and complete list as of the date of this Agreement and as of the Closing Date Showing the names of each of the Officers and Directors of iNet, each of whom has been duly elected or appointed.

     3.31 Subsidiaries. iNet does not have any subsidiaries and does not own shares of common stock or capital stock in any other corporation or a participating interest or other interest in any limited liability company, partnership, joint venture, strategic alliance or any other entity, association or business arrangement.

     3.32 Full Disclosure. None of the written information provided by iNet to Purchaser in connection with the negotiation of this Agreement contains any intentionally misleading statement of a material fact.

     4. Representations and Warranties of Purchaser.     Purchaser represents to
iNet as follows:

     4.1 Good Standing. Purchaser is duly organized, validly existing and in good standing under the laws of Nevada with full corporate power and authority to own, operate and lease its properties and to carryon its business as now being conducted. Purchaser is qualified to do business and in good standing in all jurisdictions where its properties, assets and operations so require. Purchaser has all requisite power and authority to enter into this Agreement and perform their obligations under this Agreement.

     4.2 Binding Agreement. This Agreement, as executed and delivered by Purchaser, constitute the valid and binding obligation of Purchaser enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, general principles of equity or similar laws affecting the rights of creditors generally. This Agreement and the performance of this Agreement by Purchaser will not conflict with, breach, violate or be in contravention of or result in a default under Purchaser's Articles of Incorporation, Bylaws or any other organizational or governing instrument of Purchaser, or of any agreement, mortgage or other instrument to which either Purchaser is a party or by which any of its assets or properties are bound or affected or, to the best of Purchaser's knowledge, any law, rule, License, Permit, regulation, judgment, decree or order of any court, agency or other authority which has jurisdiction over the business, properties, assets ..and activities of Purchaser. All corporate action necessary for the approval and/or ratification of this Agreement has been taken as of the date of this Agreement.

     4.3 Litigation; Compliance with Laws. Except as set forth in Schedule 4.3, attached to this Agreement, there are no existing or pending, or to the best of Purchaser's knowledge, threatened, suits, actions, claims, arbitrations, administrative or legal or other proceedings or governmental investigations or inquires pending against either Purchaser, nor to the best of Purchaser's knowledge in any failure to comply in any material respect with, nor any default under, any law, ordinance, requirement, regulation or order applicable to Purchaser and its business and properties nor to the best of Purchaser's knowledge any violation of or default with respect to any law, ordinance, requirement, regulation applicable to their respective operations and businesses nor in violation of, or in default under, any order, writ, injunction, judgment or decree of any court, arbitrator, or federal, state or local department, official, commission, authority, board, bureau, agency or other instrumentality, issued or pending against Purchaser which might adversely affect Purchaser's ability to execute, deliver and perform its obligations under this Agreement or to consummate the transactions contemplated hereby or which challenges or seeks to prevent, enjoin, alter or materially delay any such transaction. The Purchaser has not received any notice, or otherwise has any reason to know, of any claimed default or violation with respect to any of the foregoing.

     4.4 Current Filings With SEC. Purchaser has filed all Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and other applications and reports (including all amendments and supplemental information) required to be filed by Purchaser with the Commission under the Securities Exchange Act of 1934, as amended ("Exchange Act"). iNet and the shareholders of iNet have access to all documents electronically filed with the Commission on the Commission's EDGAR (Electronic Data Gathering, Analysis and Retrieval) system and, to the extent requested by the shareholders of iNet, Purchaser shall furnish, at its expense, copies to them of any documents filed with the Commission, including (a) each registration statement, report on Form 8- K, proxy statement or information statement prepared by it since June 30,2001, and (b) Purchaser's Quarterly Report on Form 10-QSB for the quarterly period ended December 31, 2001, each in the form (including exhibits), filed with the Commission on or before February 15, 2002 (collectively, the "Purchaser's SEC Reports"). As of the respective dates of such filed documents, to the best of Purchaser's knowledge, the Purchaser's SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in the Purchaser's SEC Reports (including the related notes and schedules) fairly presents the financial position of Purchaser as of its date and each of the statements of income, of stockholders' equity and of cash flows included in or incorporated by reference into the Purchaser's SEC Reports (including any related notes and schedules) fairly presents the results of operations, stockholders' equity and cash flows, of Purchaser or the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material to Purchaser taken as a whole in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Purchaser has provided, and to the extent requested will provide to any shareholders of iNet making such request, a copy of Purchaser's registration statement on Form SB-2 previously been electronically filed with the Commission on its EDGAR system and which has not been declared effective by the Commission. Other than the Purchaser's SEC Reports and its registration statement on Form SB-2, Purchaser has not filed any other definitive reports or statements with the Commission since December 31, 2001. However, nothing contained in this Section 4.4 will preclude Purchaser or its officers (directors or affiliates from filing such SEC Reports and other filings as shall be required under the securities laws or as Purchaser shall determine, in its sole discretion, is necessary or appropriate. Purchaser is eligible to register the shares of Peoplesway Common Stock, which will be acquired by the shareholders of iNet as contemplated under this Agreement, for a secondary offering for the account of such shareholders for their reoffer or resale of such shares by use and the filing of a registration statement on Form SB-2 and otherwise has met all conditions required of an issuer under Rule 144( c) of the Securities Act.

     4.5 Purchaser's Stock. The only authorized capital stock of Purchaser are 100,000,000 shares of its $.001 par value voting common stock, which is the Peoplesway Common Stock . All outstanding shares of capital stock of the Purchaser have been duly authorized and validly issued and are fully paid and nonassessable. Except as specifically stated above in this Section 4.5 or disclosed in the Purchaser's SEC Reports or other filings by Purchaser or Purchaser's officers, directors and affiliates with the Commission, there are outstanding (i) no shares of capital stock or other voting securities of Purchaser, (ii) no securities of Purchaser convertible into or exchangeable for shares of capital stock or voting securities of Purchaser, and (iii) no options, warrants or other rights to acquire from Purchaser, and no preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of Purchaser, obligating Purchaser to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Purchaser or obligating Purchaser to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses 4.5(i), 4.5(ii) and 4.5(iii) being referred to collectively as the "Purchaser Securities"). Except as provided in the employment agreements between Purchaser and its executive officers, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Securities. Upon issuance of (a) up to one million (1,000,000) shares of Peoplesway Common Stock to the Shareholders of iNet as contemplated under Section 2.1 of this Agreement and (b) one million (1,000,000) shares of Peoplesway Common Stock issuable pursuant to the warrants contemplated under Sections 2.1.2 of this Agreement, such shares of
Peoplesway   Common Stock will be validly issued, fully paid and nonassessable.
The Peoplesway Common Stock is currently traded on the Bulletin Board under the symbol "PLWY." As of February 14, 2002, there were 13,419,469 shares of Peoplesways Common Stock which are issued and outstanding.

     5. Activities Prior to the Closing Date.

     5.1 Operation of iNet's Business. iNet agrees that from and after the date of this Agreement until the Closing Date, except as otherwise contemplated by this Agreement, iNet shall cause iNet to, conduct its business solely in the ordinary course consistent with past practices, and shall cause iNet to:

     5.1.1 Organizational Documents. Not amend its Certificate of Incorporation or Charter or Bylaws, except as may be necessary to carry out this Agreement or as required by law;

     5.1.2 Corporate Name. Not change its corporate name or permit the use thereof by any other corporation or Person;

     5.1.3 Compensation. Not pay or agree to pay any employee, officer, or director, without the consent of Purchaser, compensation which is in excess of the current compensation level of each employee, officer or director of iNet, except for standard periodic increases to non-management employees consistent with past practices in terms of timing and amount;

     5.1.4 Management. Not make any changes in management without the prior written consent of Purchaser;

     5.1.5 Reorganizations or Other Related Transactions Not merge or consolidate with any other corporation, or acquire, agree to acquire or be acquired by any corporation, association, partnership, joint venture or other Person, without the prior written consent of Purchaser;

     5.1.6 Indebtedness, Not create, incur, assume or guarantee any indebtedness for money borrowed except for trade and other indebtedness incurred in the ordinary course of business, unless iNet first advises Purchaser and receives Purchaser's written consent thereto; provided, however, that nothing contained in the foregoing to the contrary shall prohibit iNet from borrowing funds to pay obligations under existing agreements so long as iNet informs Purchaser of such payments;

     5.1.7 Encumbrances. Not create or suffer to exist any Encumbrance on any of its properties or assets, including without limitation its interests in oil and gas properties or other mineral properties, Equipment or other facilities, except for Permitted Encumbrances;

     5.1.8 Increase of lndebtedness. Not increase the amount of any indebtedness outstanding under any loan agreement, mortgage or borrowing arrangement in existence on the date of this Agreement, unless iNet first advises Purchaser and receives Purchaser's written consent to any such increase except for additional borrowings required to fund the working capital needs of iNet in the ordinary course of business under any line of credit loan identified in iNet's Financial Statements to the extent permitted by the documentation relating to such loan in effect as of the date of this Agreement and then only to the extent that iNet has first notified Purchaser of any such borrowings under the line of credit subsequent to the date of this Agreement and Purchaser gives its prior written approval to such borrowings;

     5.1.9 Payables. Pay when due, in accordance with past practices consistent with good management practices, all of its accounts payables and trade obligations;

     5.1.10 Maintenance of Assets. Maintain its facilities, assets and properties, including without limitation the Equipment in good operating repair, order and condition, reasonable wear and tear excepted} and notify Purchaser promptly upon any loss of, damage to or destruction of any of its facilities, properties or assets;

     5.1.11 Insurance. Not allow to lapse and maintain in full force and effect all insurance coverage of the types and in the amounts set forth in
Schedule 3.17, attached to this Agreement, and apply the proceeds received under any insurance policy or as a result of any loss of, damage to, or destruction of any of its facilities, properties or assets, including the Equipment, to the repair or replacement of such facilities, properties or assets, including the Equipment;

     5.1.12 Contracts and Permits. Maintain in full force and effect all Licenses, Permits, Leases and Contracts for which iNet is responsible which are related to the operation of its business in all respects and in all places as its business is now conducted;

     5.1.13 Goodwill. Use its best efforts to preserve its business organization in tact, to keep available the services of its present employees and to preserve the goodwill of its customers, suppliers and others having business relations with it;

     5.1.14 Issuance of Securities. Not issue any additional capital stock, options, warrants, or other rights to purchase capital stock or securities convertible into or exchangeable for capital stock of iNet;

     5.1.15     Dividends and Distributions.  Except as provided in Schedule
5.1.15 attached to this Agreement, declare, set aside or pay any dividend or make any other distributions in respect of any of iNet's shares of capital stock;

     5.1.16 Repurchase of Securities and Repayment of Indebtedness. Except as approved in writing by Purchaser after first being notified of any such event, not make any direct or indirect redemption, purchase or other acquisition of shares of iNet's capital stock or make any direct or indirect repurchase, repayment or retirement of any principal of, or interest on, any indebtedness other than regularly scheduled payments of principal and interest as provided in the promissory note evidencing any of iNet's indebtedness;


     5.1.17 Litigation. Promptly advise Purchaser in writing of the commencement of, and of any known threat to commence, any suit, claim, action, arbitration, legal or administrative proceedings, governmental investigation or tax audit against iNet;

     5.1.18 Monthly Financial Statements. Deliver to Purchaser as soon as available monthly financial statements ("Monthly Financial Statements") of iNet commencing with the month of January, 2002, and for each calendar month thereafter prior to the Closing Date; and

5.1.19 Miscellaneous. Not enter into any agreement or otherwise agree to take any action in violation of the negative covenants set forth in this Section 5 or take, agree to take or omit to take any action that would make any representation or warranty inaccurate.

     5.2 Access to Information. iNet will cooperate fully with Purchaser, and iNet shall provide, to Purchaser and its accountants, counsel and other representatives (collectively "Advisors"), and Purchaser will provide to iNet and iNet's Advisors during normal business hours, (i) full access to the books, records, equipment, and other information concerning real estate owned or leased by the other party to this Agreement and all work papers relating to iNet of iNet's independent accountants and (ii) full opportunity to discuss such other party's business affairs and assets with its officers, employees, agents and independent accounts ("Representatives") and furnish to such other party and their Advisors copies of such documents, records and information with respect to the affairs of such other party as Purchaser, or its Advisors or iNet, or iNet's Advisors may reasonably request of such other party.

     5.3 Confidentiality. Except to the extent that disclosure is required by law and this Agreement, Purchaser, its officers, directors and employees and iNet and the officers, directors and employees of iNet shall retain in confidence and shall cause their Advisors to retain in confidence, all information obtained by them pursuant to the investigations made by Purchaser or its Advisors pursuant to Section 5.2 that is deemed by iNet to be confidential in nature as so indicated by iNet to Purchaser (the "Confidential Information"). iNet, its officers, directors and employees and iNet's Advisors shall retain in confidence, all information obtained by them in connection with any investigation undertaken by such Persons as a result of Purchaser providing such Persons such access to information of the Purchaser that is deemed by Purchaser to be confidential (the "Confidential Information") pursuant to Section 5.2 of this Agreement. The parties agree that Confidential Information of either iNet, Purchaser not include information which (a) was or becomes generally available to the public other than as a result of a disclosure by a party to another party to this Agreement or any officers, directors or employees or any representatives or Advisors of any such party, of their Advisors, (b) was or becomes available to any party to this Agreement or the officers, directors or employees or the Advisors of such party on a non-confidential basis from a source other than a party to this Agreement or such party's Advisors, provided that such source is not bound by a confidential agreement or (c) was, or in the future is, developed independently by a party to this Agreement or an Advisor to such party without reference to the information furnished by the other party to this Agreement or an Advisor to such party. The parties understand and agree that all of the Confidential Information supplied to a party to this Agreement by the other party is provided on the understanding that such Confidential Information shall remain the property of the party disclosing or furnishing such Confidential Information, and that all copies and originals of any Confidential Information furnished pursuant to this Agreement from one party to the other party will be returned to the party furnishing such Confidential Information promptly upon its request after termination of this Agreement as provided under Section 10 hereof. Pending the Closing of the transactions contemplated under this Agreement or if this Agreement is terminated as provided in Section 10 of this Agreement, a party receiving the Confidential Information of another party shall not use such information to its economic or financial advantage or benefit.

     5.4 Benefit Plans. Between the date of this Agreement and the Closing Date, iNet will not establish or implement a new Benefit Plan of any kind whatsoever.

     5.5 Best Efforts and Standstill. Subject to the other provisions of this Agreement, iNet will use its best efforts to cause the conditions listed in
Section 6 of this Agreement to be satisfied on or before the Closing Date. Subject to the other provisions of this Agreement, Purchaser will use its best efforts to cause the conditions listed in Section 7 of this Agreement to be satisfied on or before the Closing Date. iNet further agrees that they will not enter into, request, solicit or engage in any discussions, negotiations, understandings or agreements with any Person other than Purchaser relating to the Exchange, consolidation or sale of iNet or the sale or disposition of their shares of iNet Stock or the properties and assets of iNet (other than in the ordinary course of business) unless this Agreement is terminated pursuant to
Section 10 hereof.

     5.6 Meeting of iNet's Shareholders. iNet shall cause a special meeting of iNet's shareholders (the "Company's Shareholder Meeting") to be duly called and held as soon as reasonably practicable, for the purpose of voting on the approval and adoption of this Stock Exchange Agreement (the "Company's Shareholder Approval"). The board of directors of iNet shall recommend approval and adoption of this Agreement by the shareholders of iNet. In connection with iNet's Shareholder Meeting, iNet will use their best efforts, subject to the immediately preceding sentence, to obtain iNet's Shareholder Approval and will otherwise comply with all legal requirements applicable to iNet's Shareholder Meeting.

     5.7 Compliance with Laws. Purchaser shall timely file all applications and reports, including all amendments and supplemental information, required to be filed by Purchaser with the Commission under the Act and the Exchange Act, and take no action that would cause Purchaser not to meet its obligations under the Registration Rights Agreement attached to this Agreement as Exhibit F, or fail to meet the conditions of Rule 144(c).

     5.8 Contact with Third Parties. After the execution of this Agreement and prior to the release of a public announcement of the execution of this Agreement by the parties hereto Purchaser shall not contact any party to an agreement with iNet without iNet's prior consent. Immediately following such announcement, Purchaser may contact any such third party without restriction.

     6. Conditions Precedent to the Purchaser's Obligations. The obligations of Purchaser to be performed under this Agreement on or before the Closing Date are subject to each and all of the following conditions, anyone or more of which may, however, be waived in whole or in part by Purchaser.

     6.1 Representations and Warranties. The representations and warranties of iNet herein contained shall be accurate, correct and complete on and as of the date of this Agreement and as of the Closing Date in all material respects with the same force and effect as though made on and as of each such date.

     6.2 Performance of Obligations. iNet shall have performed in all of iNet's covenants, undertakings, obligations, conditions and agreements required to be performed by it under this Agreement.

     6.3 Performance at Closing. iNet shall have performed each of the acts it is required to perform under this Agreement and shall have delivered or tendered delivery of each of the certificates and other documents it is required to deliver.

     6.4 Dissenter's Rights. iNet shall provide a list of those shareholders of iNet who have elected to exercise their dissenters' rights under North Carolina law; provided that the total number of shares of iNet Stock held by such shareholders shall not exceed one hundred thousand shares (100,000) of the total issued and outstanding shares of iNet Stock.

     6.5 Absence of Litigation or Restraining Action. No suit, action or other proceeding shall be pending, or threatened, before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated under this Agreement or which, if adversely determined, would have a material adverse effect on the value of the business, assets or properties of iNet or the value of the iNet Stock.

     6.6 No Attachment. None of iNet's assets or properties shall have been attached or levied upon or passed into the hands of a receiver or assignee for the benefit of creditors. No petition or similar instrument shall have been filed with respect to iNet under any bankruptcy or insolvency law, and no injunction or restraining order shall have been instituted against iNet.

     6.7 No Liens, Indebtedness. Except as set forth in Schedule 3.9 attached to this Agreement, iNet shall not be subject to any indebtedness nor its properties or assets subject to liens or encumbrances of any kind, other than (a) indebtedness and liens for current taxes, wages and operating expenses in the normal course of business, payment of which at the time of Closing shall not yet be due; or (b) indebtedness identified in iNet's Financial Statements as set forth in Schedule II attached to this Agreement; (c) any accounts payable incurred by iNet subsequent to the Financial Statement Date in the ordinary course of its business as disclosed to iNet on or before the Closing Date; (d) any other indebtedness approved in writing by Purchaser; or (e) Permitted Encumbrances or indebtedness as disclosed in Schedule 3.17 attached to this Agreement which Purchaser agrees to assume or acquire iNet's properties subject to such indebtedness.

     6.8 Resignations and Employee Terminations. Purchaser shall have received the resignation dated as of the Closing Date of each director of iNet and the officers of iNet in the form as set forth in Exhibit C attached to this Agreement. iNet shall have terminated the employment of all employees effective as of midnight on the day immediately preceding the Closing Date and at the time of such termination shall have paid all amounts due to its employees, including, without limitation, all salaries, bonuses, sick leave, accrued vacations and any other employment benefits to which such employees are entitled at the time of their terminations. Notwithstanding such termination may, in its sole discretion without any Commitment to do so, hire such terminated employees or any of them at any time after the Closing Date.

     6.9     Corporate Records.   Purchaser shall have received the stock record
books, minute books, files, documents, papers, Leases, Contracts, Licenses, Permits and other agreements or authorizations, books of account and other records pertaining to iNet's business operations and affairs and the corporate seal (if any) of iNet.

     6.10 Consents and Waivers. All consents and Approvals from third parties, including without limitation the Notification and Report Form only to the extent required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder ("HSR Act"), as well as any other Approval, consent or waiver required under any other Leases, Contracts, Permits, Licenses, as listed in Schedules 3.18, and, attached to this Agreement and any other Person or governmental bodies, necessary for the consummation of the transactions contemplated hereby shall have been obtained.

     6.11 Legal Compliance. All statutory and other legal requirements for the valid consummation of the transactions contemplated under this Agreement shall have been satisfied.

     6.12 Absence of Adverse Changes. iNet shall not have suffered any material adverse change in its financial condition, business, property or assets since the Financial Statement Date.

     6.13 Opinion of Counsel. Purchaser shall have received an opinion of Stanley F. Freedman, as counsel for iNet dated as of the Closing Date in the form of the opinion as set forth in Exhibit E attached to this Agreement.

     6.14 Certificates. Purchaser shall have received the certificates and other closing documents required to be received under Section 9.1 of this Agreement on or prior to the Closing Date.

     6.15 Shareholder Approval. The board of directors of iNet shall have approved this Agreement and the transactions contemplated under this Agreement and the shareholders of iNet holding two-thirds (2/3rds) of the issued and outstanding iNet Stock shall have approved the transactions contemplated by this Agreement in accordance with the North Carolina General Corporation Law.

     6.16 iNet's Disclosure Statement. iNet shall have prepared and delivered a disclosure statement to all of the shareholders of iNet which shall contain sufficient information with respect to iNet, its business operations, assets and properties, financial condition, prospects and such other information relating to iNet and this Agreement to enable each such shareholder to make an informed investment decision with respect to the terms and provisions of this Agreement and the information provided in such disclosure statement provided to the shareholders of iNet shall be accurate, correct and complete in all material respects, shall not contain a misstatement of a material fact or omit to state a material fact necessary to make the statements made in such disclosure statement not misleading. Purchaser represents that all information contained or incorporated in the disclosure statement concerning Purchaser and its business operations, assets and properties, financial condition, prospects and other information supplied to iNet by Purchaser, shall be accurate, correct and complete in all material respects.

     6.17 Audit of iNet's Financial Statements. If Purchaser is required to or elects to audit the Financial Statements provided to Purchaser, the statements shall have been audited by a reputable, independent accounting firm, at Purchaser's expense, and the results of such Financial Statements shall be acceptable to Purchaser, in its sole and exclusive judgment, by so indicating its acceptance in writing furnished to iNet on or prior to the Closing Date.

     6.18 General Due Diligence Review. Purchaser shall have completed its due diligence review of iNet and based on such review shall be satisfied, in its sole discretion, as to the nature, condition and profitability of the Leases, Contracts and all other assets and properties of iNet and the liabilities and potential liabilities of iNet and shall have indicated such satisfaction and approval in a writing delivered to iNet four (4) days prior to the Closing Date.

     7 .Conditions Precedent to iNet's and iNet Shareholders' Obligations. The obligations of iNet and the shareholders of iNet, to be performed under this Agreement at Closing are subject to each and all of the following conditions, anyone or more of which may, however, be waived in whole or in part by iNet.

     7.1 Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true, correct and complete in all material respects on and as of the date of this Agreement and as of the Closing Date with the same effect as if made on and as of the said date.

     7.2 Performance of Obligations. Purchaser shall have performed or complied with all of Purchaser's covenants, undertakings, obligations, conditions and agreements herein to be performed on or before Closing as contained in this Agreement.

     7.3 Performance at Closing. Purchaser shall have performed each of the acts each such corporation is required to perform under this Agreement and shall have delivered or tendered delivery of each of the certificates and other documents each such corporation is required to deliver.

     7.4     Absence of Restraining Action.    No suit, action or other
proceeding shall be pending, or threatened, before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated under this Agreement or would have a material adverse effect on the value of the business, assets, or properties of Purchaser or the value of the Peoplesway Common Stock.

     7.5 Market Price of Peoplesway Stock. The average daily closing price of the shares of Peoplesway Common Stock as quoted on the OTC Bulletin Board for the four (4) week period preceding the Closing Date, determined without retail mark-up, mark-down or commission, shall not have been less than $.10; provided, however, that if the average daily closing price of Peoplesway Common Stock as quoted on the Bulletin Board for the four (4) week period preceding the Closing Date, determined without retail mark-up, mark-down or commission, is more than $.10 per share, Purchaser shall have the right to terminate this Agreement as provided in Section 10.1.5 of this Agreement in which event it shall not be obligated to close or deliver the documents as required under Section 9.2 of this Agreement, unless it elects in a writing delivered to iNet to perform its obligation to close under this Agreement within two (2) days prior to the scheduled Closing Date.

     7.6 Due Diligence Review. iNet shall have completed its due diligence review of Purchaser and based on such review shall be satisfied, in its sole discretion, as to the nature, condition and profitability of the business, assets, and properties of Peoplesway and the liabilities and potential liabilities of Peoplesway and shall have indicated such satisfaction and approval in a writing delivered to Purchaser four (4) days prior to the Closing Date.

     8. Post-Closing Covenants. iNet and Purchaser agree as follows with respect to the period following the Closing:

     8.1 Cooperation of the Former Officers of iNet. The current officers and directors of iNet, will reasonably cooperate upon and after the Closing Date in effecting the orderly transfer of the assets and properties as well as the transfer of control of iNet to Purchaser by using their best efforts to cause any federal, state or local governmental body, and any agency, department and instrumentality thereof, to have Contracts between such government, agency, department and instrumentality and iNet, to the extent required under any existing Contracts between iNet and such governmental body, as a result of the change of control of iNet, to be approved and transferred into the name of Purchaser as such name may be changed following the Closing.

     8.2 Litigation Support. If and to the extent that iNet is actively contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (collectively "Proceedings") in connection with:

     (a)     any transaction contemplated under this Agreement, or

(b) any fact, situation, circumstance, status, condition, activity, practice, planning, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving iNet, and the current officers and directors of iNet will reasonably cooperate with Purchaser and its counsel in contesting or defending any such Proceedings, making available any personnel of iNet, and providing such testimony and access to their books and records as shall be reasonably necessary in connection with contesting or defending against such Proceedings. iNet shall indemnify Purchaser in contesting, or defending against, any such Proceedings to the extent of the obligation to indemnify Purchaser under the terms of this Agreement. Otherwise, Purchaser shall bear the cost and expense of contesting or defending against any such Proceedings.

     8.3 Other Transitional Matters. The current officers and directors of iNet will not take any action which primarily is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of, or Person having a business relationship with, iNet from maintaining the same business relationships with iNet after the Closing as it maintained with iNet prior to the Closing, or in any manner prior to or after the Closing interfering with or disrupting such relationships to Purchaser's detriment. iNet and the current officers and directors of iNet will refer all inquiries by lessors, licensors, customers suppliers, business associates or other Persons having a relationship with iNet relating to the business as conducted by iNet prior to this transaction from and after the Closing Date.

     8.4 Cooperation After Closing. ln case at any time after the Closing Date any further action is necessary or desirable to carry out and accomplish the purposes of this Agreement and the transactions contemplated hereunder, the current officers and directors of iNet, in the case of the performance by iNet as contemplated under this Agreement, and Purchaser, in the case of the performance of Purchaser as contemplated under this Agreement, will take such further action as the party seeking or requesting such performance ("Requesting Party") may reasonably request, including executing and delivering such further instruments and documents as shall be necessary or appropriate to accomplish and effectuate the transactions contemplated under this Agreement. Except as to costs and damages associated with the indemnification of Purchaser, as provided in this Agreement, all costs and expenses relating to any such matters after the Closing Date will be borne by Purchaser.

     8.5 Confidential Information. The current officers and directors of iNet will treat and hold as such all of the Confidential Information relating to iNet, Purchaser which was acquired or obtained by them in connection with or during their involvement with iNet in any capacity, whether as a shareholder, officer, director, employee or agent. For purposes of this Section 8.5, the term "Confidential Information" means any and all documents or information, either oral or in writing, including without limiting the generality thereof any and all reports, charts, graphs, photographs, diagrams, drawings, technical specifications, financial statements, customer and supplier information, pricing information, financial projections, business plans and strategies and trade secrets of every kind, known to or in the possession or which came to the attention of such Person in the course of his involvement with or employment by iNet or as a result of the negotiations, investigation and due diligence review of Purchaser's records, documents, instruments, data and any and all other information of a confidential nature, which has not been previously made public by iNet, Purchaser. The current officers and directors of iNet will refrain from using any of the Confidential Information except as contemplated under this Agreement and shall deliver promptly to Purchaser, or destroy at the request and option of Purchaser, all tangible correspondence, documents, instruments, memoranda and all other writings (and all copies thereof) which embody the Confidential Information which are in such Person's possession.

     8.6 Disclosure Required in Legal Proceedings. If the current officers and directors of iNet are requested or required (by oral question or request for information or document in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the current officers and directors of iNet will notify Purchaser, promptly of any such request or requirement to enable Purchaser to seek an appropriate remedy to enjoin the disclosure of the Confidential Information or in their sole discretion waive compliance with the provisions of Section 8.6 of this Agreement.

     8.7 Registration of Peoplesway Stock Issued to iNet Shareholders.   Within
thirty (30) days following the filing of the final amendment to Purchaser's current report of Form 8-K relating to the exchange of stock between iNet and Purchaser as contemplated under this Agreement or within the time period as otherwise provided in the Registration Rights Agreement (which Form 8-K Report will be initially filed not later than 15 days following the Closing Date), Purchaser shall file with the United States Securities and Exchange Commission a registration statement on Form SB-2 or any other appropriate form of registration statement providing for the registration of all shares of Peoplesway Common Stock issued to the shareholders of iNet to the extent they have received such shares ("Registered Peoplesway Shares") for a secondary offering by such shareholders for the reoffer and resale thereof. The obligation of Purchaser to register such shares of Peoplesway Common Stock for reoffer and resale as Registered Peoplesway Shares shall be subject to the terms and provisions of the Registration Rights Agreement attached to this Agreement as Exhibit F and made a part of this Agreement by reference.

     8.8 Cooperation on Filing of Amendment to Form 8-K (if necessary). iNet shall cooperate fully with preparing any audited financial statements of iNet to the full extent requested by Purchaser to enable Purchaser to file an amendment to such Form 8-K (if necessary) report (include such audited financial statements of iNet if such financial statements are required to be filed under Rule 310(c) of Regulation S-K or S-B as adopted under the Securities Act (within 60 days following the filing of the Form 8-K Report).

     9.     Delivery of Closing Documents.

     9.1     Delivery of Closing Documents to Purchaser.   Subject to the
fulfillment of all of the conditions set forth in Section 6 of this Agreement, at the Closing, the following documents (agreements, and instruments shall be duly delivered by iNet and the shareholders of iNet:

     9.1.1 iNet Stock Certificates. Certificates representing 100% the shares of iNet Stock (less the shares of iNet Stock owned by those exercising their dissenter's rights) which shall be duly executed in blank or with a duly executed stock power attached thereto, endorsed in blank, in order to effect the transfer of the shares of iNet Stock from the shareholders of iNet to Purchaser, with all stock transfer, tax stamps, if any, affixed and cancelled;

     9.1.2     Shareholder Certificates.    The Shareholder Certificates in the
form of Exhibit D attached to this Agreement signed by each shareholder, who in the aggregate shall constitute all of the shareholders of iNet, who are not exercising their dissenter's rights under Section 6.4 of this Agreement or electing to receive cash in lieu of shares of Peoplesway Common Stock under
Section 2.1 of this Agreement subject to the limitations thereunder;

     9.1.3     Resignations.     The Resignations of the Officers and Directors
of iNet as agreed upon in Exhibit C;

     9.1.4     iNet Records.     The books, records and other documents referred
to in Section 6.9 of this Agreement;

     9.1.5     Counsel's Opinion.     The opinion of Stanley F. Freedman,
counsel for iNet in the form of Exhibit E attached to this Agreement, such opinion letter to be in the form and substance satisfactory to Purchaser;

     9.1.6     Approvals.     All consents and Approvals referred to in Section
3.23 of this Agreement;

     9.1.7     Closing Certificate.     iNet's closing certificate in the form
of Exhibit G attached to this Agreement;

9.1.8 Releases. To the extent appropriate and only if any secured loan, for which iNet is currently obligated is paid in whole or in part on or prior to the Closing Date (which is not contemplated as of the date hereof), documentation (including without limitation, duly executed releases and UCC-3 termination statements) satisfactory in form and substance to Purchaser as requested by Purchaser to release all or a portion of such encumbrances to the extent of such loan repayment, if any, or satisfaction of such loan in favor of any of the holders of any such indebtedness which encumbers the property and assets of iNet;
9.1.9 Additional Documents. Such other documents or instruments of further assurance or conveyance as shall be deemed necessary and appropriate by the Purchaser.

     9.2     Delivery of Documents to iNet and the iNet Shareholders.
Subject to the fulfillment of all conditions set forth in Section 7 of this Agreement, at the Closing, the following documents, agreements and instruments shall be duly delivered by the Purchaser to iNet and the shareholders of iNet:

     9.2.1     Peoplesway Common Stock.     Stock Certificates representing
shares of Peoplesway Common Stock to be issued to each of the shareholders of iNet in the amounts set forth in Exhibit A attached hereto;

     9.2.2 Good Standing Certificate. A Certificate of good standing from the Nevada Secretary of State, dated not more than five (5) business days prior to the Closing Date evidencing that Purchaser is duly qualified and in good standing under the laws of such state and in effect indicating that Purchaser has filed all franchise taxes on the date of such certificate, that all taxes shown on such returns to be due have been paid in full, and that there are no outstanding franchise tax claims or assessments against Purchaser as of the date of such certificate;

     9.2.3 Closing Certificate. Purchaser's closing certificate in the form of Exhibit H attached to this Agreement;

     9.2.4 Registration Rights Agreement. The Registration Rights Agreement in the form of Exhibit F attached to this Agreement; and

     9.2.5 Additional Documents. Such other documents and instruments of further assurance and conveyance as shall be deemed necessary and appropriate to the Closing of the transactions contemplated hereby.

     10.     Termination

     10.1     Events of Termination    This Agreement and the transactions
contemplated hereby may be terminated and abandoned upon the occurrence of any of the following:

          10.1.1     Mutual Consent   At any time prior to the Closing Date by
mutual written consent of the Purchaser and iNet;

     10.1.2     Delay   By the Buyer or the Seller at any time after 18 months
after the date of this Agreement if Closing has not occurred;

     10.1.3 Prior to Closing Date. By iNet or Purchaser if the other party shall have (i) misstated any representation or been in breach of any warranty contained herein, or (ii) breached any covenant, undertaking or restriction contained herein, and such misstatement or breach has not been cured by the earlier of (a) ten (10) days after the giving of notice of such party of such misstatement or breach or (b) the Closing Date;
     10.1.4 Failure to Satisfy Condition of Closing. By Purchaser if Purchaser does not approve of the contracts as specified in Section 6.16 of this Agreement or Purchaser's not satisfied with the results of its due diligence review of the documents as provided in Section 6.18 of this Agreement. By iNet if it is not satisfied with the results of its due diligence review of the documents as provided in Section 7.6 of this Agreement.

     10.1.5 Amendments of Exhibits. By the party ("Receiving Party") receiving Exhibits and Schedules or amendments thereto from the other party to this Agreement which disclose information which such Receiving Party determines to materially, adversely affect the economic, financial or business considerations previously determined by the Receiving Party in entering into this Agreement and to which such Receiving Party gives written notice to the other party within ten (10) days after such amendment setting forth its objections.

     10.1.6     Peoplesway Stock Price.    By iNet if the closing price of
Peoplesway Common Stock is below the average price level as provided in Section
7.5 of this Agreement and by Purchaser if the closing price of Peoplesway Common Stock is above the average price level as provided in Section 7.5 of this Agreement.

     10.1.7 Consequences of Termination. In the event of a termination and abandonment of this Agreement pursuant to the provisions of this Section 10, this Agreement shall become void and have no effect, without any liability on any of the parties or their directors, or officers or shareholders in respect of this Agreement. Notwithstanding anything contained in the foregoing to the contrary, if this Agreement is terminated as provided in Section 10.1.2 or due to a delay caused by the failure of a party to perform its obligations under of this Agreement, the defaulting party whose misstatement or breach or failure to perform caused the termination of this Agreement shall be obligated to pay the other party's costs and expenses incurred in connection with this Agreement, including actual attorney's fees; provided, however, that no such termination shall relieve the defaulting or nonperforming party from any liabilities or damages resulting from a breach by that party of its representations, warranties, covenants, agreements or other obligations under this Agreement prior to such termination. Otherwise, if the transactions contemplated hereunder cannot be consummated for reasons beyond the control of the parties hereto, provided they have used their best efforts to acquire the approvals and consents hereunder, or this Agreement is terminated under the provisions of Sections 10.1.1, 10.1.3, 10.1.4, 10.1.5 or 10.1.6 (which delay is not caused by any party's failure to perform), then each party to this Agreement will pay its own expenses, including without limitation its attorneys' fees and costs.

     11.  Miscellaneous

     11.01 Modification; Waiver This Agreement may be modified, amended or supplemented only by a written instrument executed by the Purchasers and iNet. The failure of either Party to enforce or insist upon compliance with any of the terms or conditions of this Agreement shall not constitute a general waiver or relinquishment of any such terms or conditions, but the same shall be and remain at all times in full force and effect.

     11.02     Entire Agreement    This Agreement, including  the Schedules and
Exhibits hereto and thereto, constitute the  entire agreement of the Parties
hereto with respect to the subject matter   hereof   and  supersedes  any  and
all   other prior understandings, contracts or agreements, representations or warranties, oral or written, among the Parties hereto in respect of the subject matter of this Agreement.

     11.03     Expenses   Whether or not the transactions contemplated herein
shall be consummated, each Party shall (except as otherwise specifically provided herein) pay its own expenses incident to the preparation and performance of this Agreement, including broker's fees and commissions.

     11.04     Rights and Remedies    The rights and remedies granted under this
Agreement shall not be exclusive rights and remedies, but shall be in addition to all other rights and remedies available at law or in equity.

     11.05 Further Actions Each Party shall execute and deliver such other certificates, agreements, conveyances, certificates of title and other documents and take such other actions as may reasonably be requested by the other Party in order to consummate or implement the transactions contemplated by this Agreement.

     11.06 No Benefit To Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto, the shareholders of iNet and their respective heirs, Successors, assigns, and such representations, warranties, covenants and agreements shall not be construed as conferring, and are not intended to confer, any rights on any other persons.

     11.07     Notices   All  notices, requests, demands, and other
communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, registered mail, first-class postage paid,

     If to the Purchaser:

                    Mr. Matthew Monroe, President
                    Peoplesway.com., Inc.
                    2969 Interstate Street
                    Charlotte, NC  28208

     Copies to:

     Mr. Stanley F. Freedman, Esq.
     Krys Boyle Freedman & Sawyer
600 17th Street, Suite 2700S
Denver, CO 80202






     If to iNet:

                    Mr. Eugene Johnston, President
                    iNet Worldwide, Inc.
                    PO Box 669047
                    Charlotte, NC 28266





     11.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party hereto without the prior written consent of the other Party. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Except as aforesaid, nothing in this Agreement, express or implied, is intended to confer upon any person other than the Parties hereto and their said successors and assigns, any rights, remedies or obligations under or by reason of this Agreement.

     11.12 Severability If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     11.13 Counterparts This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument.

     11.14 Headings The article and section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

     11.15 Governing Law; Submission to Jurisdiction; Selection of Forum. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of North Carolina, without reference to the conflict of laws principles thereof. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this agreement or the transactions contained in or contemplated by this Agreement, whether in tort or contract or at law or in equity, exclusively in the United States
District Court for the Fifth District   of   North Carolina   (the   "Chosen
Court") and (i) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Court, (iii) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any party hereto and
(iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section
12.06 of this Agreement.

     11.16     Construction.   The parties have participated jointly in the
negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                    INET WORLDWIDE, INC.

     ____________________________
     By:__________________________
     Its:__________________________


     PEOPLESWAY.COM, INC.

     ________________________
     By: _____________________
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